EXHIBIT 5

February 14, 2012

Standex International Corporation

11 Keewaydin Drive, Suite 300

Salem, NH   03079

Gentlemen:

I have caused to be prepared by the legal staff under my direction, a Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to the registration of an additional 600,000 shares of the Common Stock par value $1.50 per share (the “Shares”) of Standex International Corporation, a Delaware corporation (the “Company”), for issuance under the 2008 Long Term Incentive Plan of the Company (the “Plan”), which was approved by the stockholders of the Company at the Annual Meeting of Stockholders held on October 28, 2008.  Authorization to issue 600,000 additional shares was approved by the stockholders of the Company at the Annual Meeting of Stockholders held on October 26, 2011.

I am Vice President, General Counsel and Secretary of the Company.  I am eligible to participate in the Plan and continue to be the beneficial owner of Common Stock having a fair market value in excess of $50,000 as of this date.  I have examined the Restated Certificate of Incorporation, as amended, and By-laws of the Company, the Registration Statement and such other documents as I have deemed material for the purposes of this opinion.

Based on the foregoing, it is my opinion that:

1.

The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and

2.

The Shares are duly authorized for issuance and, when issued and paid for in accordance with the terms of the Plan, will have been legally issued and will be fully paid and non-assessable.

The foregoing assumes that all necessary steps will have been taken to comply with the requirements of the Securities Act of 1933, as amended, applicable requirements of state law regulating the sale of securities and applicable requirements of the New York Stock Exchange.

I hereby consent to the filing of this Opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Sincerely yours,

/s/  Deborah A. Rosen

Deborah A. Rosen

Vice President/CLO

DAR/dpr